Exhibit 10.1

AVEO Pharmaceuticals, Inc. 1 Broadway, 14th Floor Cambridge, MA 02142 p. 617.588.1960

May 8, 2017

Matthew Dallas

[_____________]

[_____________]

Dear Matthew:

It is with great pleasure that we extend you this offer of employment to join AVEO Pharmaceuticals. The following letter sets forth the proposed terms and conditions of your offer of employment.

Position. Your position will be Chief Financial Officer reporting to me as Chief Executive Officer, and you will be designated a “Section 16 officer” (with the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934). If you accept this offer, your employment with the Company shall commence on a mutually agreed upon date.

Compensation:

•	Base Salary. Your annual salary will be at the annualized rate of $320,000 paid semi-monthly. You will be eligible for a salary review in our 2017 common review cycle, and your salary will be pro-rated based on your effective date of employment.

•	Incentive Bonus. Commencing in 2018, you will be eligible to participate in AVEO’s performance-based incentive bonus program. Your bonus target is 40% of your base annual salary and is subject to corporate and individual performance assessments. Payment of the annual bonus requires approval by the AVEO Board of Directors and is pro-rated based on your effective date of employment.

•	Stock Options. Subject to approval of the Company’s Compensation Committee, the Company shall grant you stock options to purchase 500,000 shares of common stock pursuant to the Company’s 2010 Equity Incentive Plan. The options will vest over 4 years from your hire date with 25% of the options vesting after 12 months and the remainder on a monthly basis thereafter.

Commencing in 2018, you will be also eligible to participate in the Company’s annual renewal equity program. Subject to the Company’s Option Committee approval, your renewal incentive stock options will be based on your performance and pro-rated to your effective date of employment. The renewal options will vest on a monthly basis over 4 years from the grant date.

All options shall be subject to all terms, vesting schedules and other provisions set forth in the respective option plan and in a separate option agreement.

Benefits. The Company offers a competitive benefits program. As an employee, you will be able eligible to participate in the family health, dental, individual life, and disability insurance; a

AVEO Pharmaceuticals, Inc. 1 Broadway, 14th Floor Cambridge, MA 02142 p. 617.588.1960

401(k) savings plan; three weeks of paid vacation per year accrued on per pay period basis, with credit for prior years employment at AVEO toward a fourth week of vacation; twelve paid holidays a year; flexible spending accounts for eligible medical and dependent care expenses; and a commuter assistance program. For more details, please refer to the enclosed Benefits Summary.

You may participate in the aforementioned bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The bonus and benefits made available by the Company, and the rules, terms and conditions for participation in such plans and programs, may be changed by the Company at any time without advance notice.

Change in Control. Please refer to the document included with this offer of employment entitled Key Employee Change in Control Severance Benefits Plan which is attached hereto as Exhibit A and incorporated herein by reference.

Contingencies. Your offer of employment is contingent upon AVEO’s review and determination of a successful completion of a background investigation, which may include an evaluation of both your credit and criminal history. You may be required to execute authorizations for the Company to obtain consumer reports and/or investigative consumer reports and use them in conducting background checks as a condition to your employment. The Company may obtain background reports both pre-employment and from time to time during your employment with the Company, as necessary.

On your start date you will be required to sign the Company’s standard employee Invention and Non-Disclosure Agreement attached hereto as Exhibit B.

Further, the Federal government requires you to provide proper identification verifying your eligibility to work in the United States. Please bring documents necessary to complete the Employment Eligibility Verification Form I-9 on your first date of employment. Refer to the enclosed Form I-9 for a list of acceptable documents.

Other. We expect that you will devote your full business time, skill, knowledge, attention and energies to the business and affairs of AVEO and, accordingly, will not pursue any other employment or business opportunities outside of the Company unless approved by your management and Human Resources.

At-Will Employment. This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the CEO which expressly states the intention

AVEO Pharmaceuticals, Inc. 1 Broadway, 14th Floor Cambridge, MA 02142 p. 617.588.1960

to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

This letter, together with the Key Employee Change in Control Severance Benefits Plan and the Invention and Non-Disclosure Agreement to be executed by you and the Company, constitutes our entire offer regarding the terms and conditions of your prospective employment by the Company. It supersedes any prior or contemporaneous agreements, understandings, discussions or other promises or statements (whether oral or written) regarding the offered terms of employment.

If you decide to accept the terms of this letter, please sign one of the enclosed copies and return it to our office (attn: Human Resources.) This offer of employment is valid until May 12, 2017.

Matthew, we are very excited about having you join AVEO and have every expectation of a productive and rewarding relationship together. If you have any questions regarding this offer, please call Colleen Gallagher at [_______].

Very truly yours,

/s/ Michael Bailey
Michael Bailey President and Chief Executive Officer

The foregoing correctly sets forth the terms and conditions of my employment by AVEO. I am not relying on any other oral or written representations other than as set forth above in this letter.

/s/ Matthew Dallas	May 10, 2017
By: Matthew Dallas	Date

EXHIBIT A

INVENTION AND NON-DISCLOSURE AGREEMENT

This Agreement is made between AVEO Pharmaceuticals, Inc., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and Matthew Dallas (the “Employee”) with an address at [_______].

In consideration of the employment or the continued employment of the Employee by the Company, the Company and the Employee agree as follows:

1.	Proprietary Information.

(a) The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. Proprietary Information also includes “Trade Secrets,” the definition of which shall be given its broadest possible interpretation under the law of Massachusetts and under the Federal Defend Trade Secrets Act of 2016, and shall include (without limitation) all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, that is compiled, or memorialized physically, electronically, graphically, photographically, or in writing by the Company, The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b) The Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c) The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his/her obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee.

(d) The Employee acknowledges and understands that: (i) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; (iii) if Employee files a lawsuit for retaliation for reporting a suspected violation of law Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, provided Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

2.	Developments.

(a) The Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b) The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 2(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 2(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.

(c) The Employee agrees to cooperate fully with the Company, both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

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FOR INDIVIDUALS IN CALIFORNIA ONLY:

Pursuant to California Labor Code, Sections 2870 and 2872, please take notice of the following:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

FOR INDIVIDUALS IN MINNESOTA ONLY:

Pursuant to Minnesota Statute, Section 181.78, please take notice of the following:

This agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and

(1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or

(2) which does not result from any work performed by the employee for the employer.

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FOR INDIVIDUALS IN ILLINOIS, KANSAS and WASHINGTON ONLY:

Pursuant to 765 Illinois Compiled Statutes, Section 1060/2; Kansas Statutes, Section 44- 130; and Washington Revised Code, Section 49.44.140, as applicable, please take notice of the following:

This agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless

(a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or

(b) the invention results from any work performed by the employee for the employer.

3.	Other Agreements.

The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

4.	United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with the other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

5.	No Employment Contract.

The Employee understands that this Agreement does not constitute a contract of employment and does not imply that his/her employment will continue for any period of time.

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6.	Miscellaneous.

(a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b) This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(c) This Agreement will be binding upon the Employee’s heirs, executors and administrators and will inure to the benefit of the Company and its successors and assigns.

(d) No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e) The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f) The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive relief. The Employee further understands and agrees that in the event Employee breaches or fails to honor any term of this Agreement, and the Company is successful in whole or in part in any legal or equitable action to defend its rights under or to enforce any terms of this Agreement, Employee shall be required to reimburse the Company for all costs, expenses and reasonable attorneys’ fees associated with such action.

(g) This Agreement is governed by and will be construed as a sealed instrument under and in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within

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Massachusetts), and the Company and the Employee each consent to both the personal jurisdiction and venue of such a court. Both parties further agree that any such dispute shall be tried by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury in any such dispute.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

AVEO PHARMACEUTICALS, INC.

Date:	May 8, 2017	/s/ Michael Bailey

		By:	Michael Bailey, President and CEO

Date:	May 10, 2017	/s/ Matthew Dallas

		By:	Matthew Dallas

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EXHIBIT A

AVEO PHARMACEUTICALS, INC.

KEY EMPLOYEE CHANGE IN CONTROL SEVERANCE BENEFITS PLAN

SECTION 1. INTRODUCTION

The Key Employee Change in Control Severance Benefits Plan (the “Plan”) is designed to provide separation pay and benefits to certain eligible employees of AVEO Pharmaceuticals, Inc. (“the “Company”) whose employment is involuntarily terminated without cause or voluntarily terminated for good reason as set forth in this Plan.

SECTION 2. DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings set forth below:

(a) “BASE SALARY” means the annual base salary for an Eligible Employee as in effect on the Change in Control Date, or as increased thereafter,

(b) “BOARD” means the Board of Directors of the Company.

(c) “CAUSE” means, in the good faith determination of the Board of Directors, the occurrence of any of the following events: (i) conviction of, or plea of, nolo contendere with respect to any felony or a crime involving moral turpitude, (ii) commission of an act of personal dishonesty or breach of fiduciary duty involving personal profit in connection with the Company, (iii) commission of an act, or failure to act, which is found to have involved willful misconduct or gross negligence on an Eligible Employee’s part, in the conduct of his or her duties as an employee of the Company, (iv) willful and material failure or refusal to perform services as an employee of the Company, (v) any failure to fulfill the terms and conditions under which and Eligible Employee is employed by the Company, or (vi) willful and material failure or refusal to carry out a direct, lawful written request of the Board of Directors, the Company’s Chief Executive Officer or an Eligible Employee’s immediate supervisor.

(d) “CHANGE IN CONTROL” means the occurrence of any of the events set forth in subsections (A) or (B) below, provided that such event(s) constitute (i) a change in the ownership of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)), (ii) a change in effective control of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)), or (iii) a change in the ownership of a substantial portion of the assets of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)):

(A) when a person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, a amended) acquires beneficial ownership of the Company’s capital stock equal to 50% or more of either: (X) the then-outstanding shares of the Company’s common stock (the “Outstanding Company Common Stock”) or (Y) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) provided, however, that for purposes of this subsection (A), the following acquisitions of securities shall not constitute a Change in Control: (1) any acquisition of securities directly from the Company (excluding an acquisition of securities pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company) or (2) any acquisition of securities by the Company; or

(B) upon the consummation by the Company of a reorganization, merger, consolidation, statutory share exchange or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), provided that, in each case, the persons who were the Company’s beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination do not beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively.

(e) “CHANGE IN CONTROL DATE” means the first date on which a Change of Control occurs.

(f) “INVOLUNTARY TERMINATION WITHOUT CAUSE” means an Eligible Employee’s dismissal or discharge by the Company (or, if applicable, by any successor entity) for a reason other than Cause. The termination of employment will not be deemed to be an “Involuntary Termination Without Cause” if such termination occurs as a result of the Eligible Employee’s voluntary resignation without Good Reason, death or disability.

(g) “MANAGEMENT TEAM” shall include any executive officer, senior vice-president and vice-president of the Company and other employees of the Company nominated by the chief executive officer and ratified by the Compensation Committee.

(h) “QUALIFYING TERMINATION” means that an Eligible Employee’s employment terminates due to an Involuntary Termination Without Cause or a Voluntary Termination for Good Reason, in either case, within eighteen (18) months following a Change in Control Date.

(i) “VOLUNTARY TERMINATION FOR GOOD REASON” means any action by the Company without the Eligible Employee’s prior consent which results in he or she voluntarily terminating his or her employment with the Company (or, if applicable, with any successor entity) after any of the following are undertaken by the Company (or, if applicable, by any successor entity) without such Eligible Employee’s express consent, provided, however, that a termination for Good Reason can only occur if (i) the Eligible Employee has given the Company a written notice of termination indicating the existence of a condition giving rise to Good Reason and the Company has not cured the condition giving rise to Good Reason within thirty (30) days after receipt of such notice of termination, and (ii) such notice of termination is given within ninety (90) days after the initial occurrence of the condition giving rise to Good Reason and further provided that a termination for Good Reason shall occur no more than one hundred eighty (180) days after the initial occurrence of the condition giving rise to Good Reason: (A) any requirement by the Company that the Eligible Employee perform his or her principal duties outside a radius of 50 miles from the Company’s Cambridge, Massachusetts location, (B) any material diminution in the Eligible duties, responsibilities or authority; or (C) a material reduction in the Eligible Employee’s base salary (unless such reduction is effected in connection with a general and proportionate reduction of compensation for all employees of his or her level).

SECTION 3. ELIGIBILITY AND PARTICIPATION

An individual is deemed an “Eligible Employee” and, therefore, eligible to participate in the Plan if he or she is a member of the Company’s Management Team at the time of such individual’s termination of employment with the Company, and such employment terminates due to an event which constitutes a Qualifying Termination.

SECTION 4. BENEFITS

Eligible Employees are eligible to receive the following benefits on the following conditions:

(a) SALARY AND BONUS PAYOUT. Commencing in the first month following the month of a Qualifying Termination and the Release set forth in Section (f) below becoming binding on the Eligible Employee, Eligible Employees will be paid in periodic installments consistent with the Company’s payroll procedures as then in effect and continuing for a number of months equal to the product of the Eligible Employee’s “Severance Multiple” (as set forth below) times 12, a total sum equal to: (i) Severance Multiple times the Eligible Employee’s Base Salary; (ii) the Eligible Employee’s Severance Multiple times his/her target bonus on the date of the Qualifying Termination; and (iii) the Eligible Employee’s target bonus on the date of termination multiplied by a fraction, the numerator of which shall equal the number of days the Eligible Employee was employed by the Company during the Company fiscal year in which the termination occurs and the denominator of which shall equal 365.

Severance Multiple shall be based on the following:

Chief Executive Officer	—	1.5

Chief Financial Officer, Chief Business Officer, Chief Medical Officer, Senior Vice Presidents	—	1.0

Vice Presidents and other Employees Nominated By CEO and ratified by Compensation Committee	—	0.5

(b) HEALTH BENEFITS. Provided the Eligible Employee timely elects continued coverage under federal COBRA law, the Company shall pay, on the Eligible Employee’s behalf, the portion of premiums for the type of group health insurance coverage, including coverage for his or her eligible dependents, that the Company paid prior to his or her termination of employment for a period following his or her Qualifying Termination based on the Eligible Employee’s level as follows:

Chief Executive Officer	—	18 months

Chief Financial Officer, Chief Business Officer, Chief Medical Officer, Senior Vice Presidents	—	12 months

Vice Presidents and other Employees Nominated By CEO and ratified by Compensation Committee	—	6 months

provided, however, that the Company will pay such premiums for the Eligible Employee and his/her eligible dependents only for coverage for which such individual and those dependents were enrolled immediately prior to the Qualifying Termination. The Eligible Employee shall continue to be required to pay that portion of the premium of such group health insurance coverage, including coverage for his/her eligible dependents that he/she had been required to pay as an active employee immediately prior to the Qualifying Termination of employment (subject to change). For the balance of the period that an Eligible Employee is eligible to coverage under federal COBRA law, the Eligible Employee shall be eligible to maintain coverage for himself/herself and his/her eligible dependents at the Eligible Employee’s own expense in accordance with applicable law.

(c) EQUITY ACCELERATION. In addition to any other rights that Eligible Employees may have with respect to the acceleration of the vesting of any stock options or restricted stock awards (“Awards”) granted to such Eligible Employees pursuant to the Company’s 2002 Stock Incentive Plan, as amended (the “2002 Stock Incentive Plan”), or any successor plan, including without limitation those certain change-of-control related acceleration rights (upon a termination without cause) approved by the board of directors of the Company on December 11, 2007, and notwithstanding any provision to the contrary contained in the 2002 Stock Incentive Plan, the instrument evidencing any Award or any other agreement between an Eligible Employee and the Company, each such Award shall be immediately exercisable in full and/or free of all restrictions on repurchase, as the case may be, if the Eligible Employee’s employment with the Company or the acquiring or succeeding corporation is terminated as a result of a Qualifying Termination.

(d) EARNED BUT UNPAID BENEFITS. As of the Qualifying Termination date an Eligible Employee will also be eligible to receive any earned but unpaid benefits including salary earned but unpaid, annual bonus for the most recently completed financial year and payment for unused accrued vacation.

(e) RELEASE. To receive benefits under this Plan, an Eligible Employee must execute after the Qualifying Termination a release of claims in favor of the Company, in the form attached to this Plan as Exhibit A and such release must become effective in accordance with its terms.

(f) TERMINATION OF BENEFITS. Benefits under this Plan shall terminate immediately if an Eligible Employee, at any time, violates any proprietary information, confidentiality, non-competition or non-solicitation obligation to the Company, or any other continuing obligation to the Company.

(g) NON-DUPLICATION OF BENEFITS. Eligible Employees are not eligible to receive benefits under this Plan more than one time and are not eligible to receive benefits under any other Company change-of-control severance plan, arrangement or agreement.

(h) TAX WITHHOLDING. Any payments that an Eligible Employee receives under this Plan shall be subject to all required tax withholding.

(i) DISTRIBUTIONS. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Eligible Employee under this Section 4:

(A) It is intended that each installment of the payments and benefits provided under Section 4 shall be treated as a separate “payment” for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Eligible Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(B) If, as of the date of the “separation from service” of the Eligible Employee from the Company, the Eligible Employee is not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 4; and

(C) If, as of the date of the “separation from service” of the Eligible Employee from the Company, the Eligible Employee is a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then:

(x) Each installment of the payments and benefits due under Section 4 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A;; and

(y) Each installment of the payments and benefits due under Section 4 that is not paid within the Short-Term Deferral Period and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Eligible Employee of the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the death of the Eligible Employee), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Eligible Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service) or Treasury Regulation 1.409A-1(b)(9)(v) (relating to reimbursements and certain other separation payments). Such payments shall bear interest at an annual rate equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the Date of Termination, from the Date of Termination to the date of payment. Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Eligible Employee following the taxable year of the Eligible Employee in which the separation from service occurs.

SECTION 5. OTHER TERMINATIONS

An otherwise Eligible Employee shall NOT be eligible to receive benefits under this Plan if (i) the Eligible Employee’s employment terminates due to death, disability or any other reason other than a Qualifying Termination; or (ii) an Eligible Employee’s employment is terminated within thirty (30) days of his or her refusal to accept an offer of comparable employment by any successor to the Company (provided that “comparable employment” shall mean employment at a business office whose location is not violative of Section 2(g)(i), with duties and responsibilities not violative of Section 2(g)(ii) and with a reduction in such Eligible Employee’s base salary not violative of 2(g)(iii).

SECTION 6. CLAIMS PROCEDURE

Ordinarily, severance benefits will be paid to an Eligible Employee without to having to file a claim or take any action other than signing a release as provided in Section 4(f) of this Plan and, where applicable, not revoking such agreement during the applicable revocation period. If an Eligible Employee believes that he or she is entitled to severance benefits under the Plan that are not being paid, he or she may submit a written claim for payment to the Company. Any claim for benefits shall be in writing, addressed to the Company and must be sufficient to notify the Company of the benefit claimed. If such claim is denied, the Company shall within a reasonable period of time provide a written notice of denial. The notice will include the specific reasons for denial, the provisions of the Plan on which the denial is based, and the procedure for a review of the denied claim. Where appropriate, it will also include a description of any additional material or information necessary to complete or perfect the claim and an explanation of why that material or information is necessary. Eligible Employees may request in writing a review of a claim denied by the Company and may review pertinent documents and submit issues and comments in writing to the Company. The Company shall provide a written decision upon such request for review of a denied claim. The decision of the Company upon such review shall be final.

SECTION 7 MISCELLANEOUS

The Company reserves the right to amend or terminate this Plan at any time; provided however, that this Plan may not be amended or terminated following the Change in Control Date and further provided, that Section 4(c) of this Plan shall not be amended without the Eligible Employee’s consent unless the Board of Directors of the Company determines that the amendment, taking into account any other related action, would not materially adversely affect the Eligible Employee. This Plan shall be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person actively adopts or formally continues the Plan. The Plan shall be interpreted in accordance with the laws of the Commonwealth of Massachusetts.

EXHIBIT A

RELEASE

Certain capitalized terms used in this Release are defined in the Key Employee Change in Control Severance Plan (the “Plan”) which I have reviewed.

In order to receive the benefits as set forth in the Plan, I acknowledge that I must enter into this Release and have it become binding upon me.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, predecessor, successors, assigns and affiliates as well as its and their representatives, agents, insurers and reinsurers, and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), past, present and future (hereafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which I ever had or now have against the Released Parties, including, but not limited to, those claims arising out of my employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of my employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents me from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding); provided, further, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me from any third party action brought against me based on my employment with the Company, pursuant to any applicable agreement or applicable law or to reduce or eliminate any coverage I may have under the Company’s director and officer liability policy, if any.

I understand and agree that, as a condition for payment to me of the Plan benefits, I shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition; provided, however, that nothing herein shall prevent me from making truthful disclosures to any governmental entity or in any litigation or arbitration.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have been given more than twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release by notifying the Company; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me provided I have not timely revoked.

Matthew Dallas

Signature:	/s/ Matthew Dallas

Date:	May 10, 2017

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